Exhibit 99.A
RYDER SCOTT m.PANY fAXf’I))OSI~9 ‘C~OlEUIA (OHSUlTAHTS 1\00 lOUISIANn SUITE 3600 1l00000N, rEXf\S 7700.2 ·5218 TEtEPHOW” (113) 651 ·9191 January 28. 2009 El Paso Production Company EI Paso Tower 1DO 1 Louisiana Houston, TX 77002 Gentlemen: At your request, we have conducted a reserves audit of the estimates of the remaining proved reserves attributable to certain properties of EI Paso Production Company (EI Paso), as of December 31. 2008. as prepared by its engineering and geological staff and based on Securities and Exchange Commission (SEC) guidelines. The properties that we audited are comprised of 6,930 reserve determinations and are located in the states of Alabama, Arkansas. Colorado. Louisiana. Mississippi. North Dakota, New Mexico. Oklahoma. Texas, Utah and Wyoming. and in the federal walers offshore louisiana and Texas. The international properties are located offshore Brazil. These estimated reserves and future income amounts do not include EI Paso’s equity interest in Four Star Oil & Gas. In our opinion. the overall proved reserves for the audited properties as estimated by EI Paso are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as sel forth in the Standards Pertaining to the Estimating and Auditing of Oit and Gas Reserves Information promulgated by the Society of Petroleum Engineers. The net reserves attributable to the properties that we audited account for 72.5 percent of the total net remaining liquid hydrocarbon reserves and 80.5 percent of the total net remaining gas reserves. The properties that we audited represent 80 percent of the total proved discounted future net income based on the unescaJaled pricing policy of the SEC as taken from reserve and income projections prepared by EI Paso as of December 31, 2006. The estimated reserves presented in this report are related to hydrocarbon prices. EI Paso has informed us that in the preparation of their reserve and income projections, as of December 31, 2008. they used December 2008 hydrocarbon prices as required by SEC guidelines; however, actual future prices may vary significantly from December 2008. Therefore, volumes of reserves actually recovered and the amounts of income aclually received may differ significantly from the estimated quantities presented in this report. The net remaining reserves as estimated by El Paso attributable to EI Paso’s interest in properties that we audited and the reserves of properties that we did not audit are summarized as follows: SEC CASE Estimated Net Remaining ReselVes Attributable to Certain Properties of EI Paso Production Company As of December 31, 2008 Proved Developed Total Producing Non-Producing Undeveloped Proved Net RescJ1ves of Properties AudittJd by Ryder Scott OillCondensale -Barrels 12.420.639 3.202,145 3.319,180 18.941,964 Plant Products · Barrels 2,514,152 786.285 418,050 3,718.487 Gas -MMCF 1,089.704 174.932 461,670 1.726.306 Total Gas Equivalents -MMCFE · 1.179,313 198.863 484.093 1,862,26.• • 1200. 530 . IIlli fl’.I(NIJE. !O.W. CALGMV, fllMRTA TPP ]58 T~L(403l262 ·2799 fRX(403)21Sl!·2790 621 17TH SlRW. 5UlTt: 1550 IXtNffi, (0l0M0Q 80293-1501 TR(lO) 623 ·9147 fRX(30)1623-042SS

B Paso Production Company January 28, 2009 Page 2 Proved Net Reserves of Propetf/es Not Audited by Ryder Scott Oil/Condensate -Barrels Plant Products Barrels Gas-MMCF Developed Producing Non-1,696,631 211,161 225,452 Producing 3,095,062 107,154 85,211 Undeveloped 3,357,154 122,514 106,717 Total Proved 8,148,847 440,829 417,380 Total Gas Equivalents MMCFE6 236,896 104,424 127,596 468,918 Total Net Reserves OiUCondensate • Barrels Plant Products Barrels Gas-MMCF 14,117,270 2,725,313 1,315,156 8,297,207 893,439 200,143 6,876,334 540,564 568,387 27,090,811 4,159,316 2,143,686 Total Gas Equivalents MMCFE6 1,416,211 303,287 611,689 2,331,187 ‘1 bblliquid -6 MCF gas equivatanl. Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. Reserves Included in This Report In our opinion, the proved reserves presented in this report comply with SEC definitions and guidelines. as outlined below. SEC Regulation S-X Rule 4-10 paragraph (a) defines proved reserves as follows: Proved all and gas reserves. Proved oil and gas rese1V8S are the estimated quantities ofcrude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known resetvOirs under existing economic and operating conditions. 1.8., prices and costs as of the date the estimate is mad8. Prices include consideration of changes in existing prices provided only by contractual anangements, but not on escalations based upon future conditions. (il ReseNoirs are considered proved if economic producibi/ity is supported by either actual production orconclusiveformationtest. TheBIUBofBreservoirconsidered provedinducfes: (A) that portion delineated by driJHng and defined by gas—oil and/or oJ]·weter contacts, if any; and (8) the immediately adjoining portions not yet drilled, but which can be reasonably jUdged as economically productive on the basis of eveilable geological and engineering data. In the absence of information on fluid contacts, the towest known structural occurrence of hydrocarbonscontrolsthe lowerprovedtimit ofthe reservoir. (uJ Reserves which can be produced economicaRy through application of improved recovery techniques (such as fluid injection) a1’9lncluded in the “proved” classification when successful testing by B pilot project, or the operation of an Installed program in the reservoir. provides support for the engineering analysis on which the project orprogram was based. (iii) Est/mates ofproved reseNes do not Include the following: RYDER SCOTT (~ PETROlEUM (ONSULlANTS

EI Paso Production Company January 28. 2oo9 Page 3 (A) oil that may become available (rom known reS8/VOirs but is classmed separately as -indicated additional f8S8N8S’”; (B) crode oil. natural gas, and natural gas IlqukJs, the recovery ofwhich is subject to reasonable doubt because o(uncertainty as to geology, reservoir characteristics, or economic factors; (C) erode oil, natural gas, and natural gas liquids, that may occur in undn71ed prospects; and (D) crud& oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, giJsonite and other such sources. Proved developed 0;1 and gas reselVes. Proved developed oil and 9as feS6NeS ate reS8tves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additionsl 011 and gas expected to be obletned through the eppllcatlon of nuid injection or other improved recovery techniques for supplementing the natural fofC&s and mechanisms ofprimary racovery should be included as ·proved developed reserves · only after testing by a pilot project or after the operation ofan installed program has confinned through production response that incteased recovery will be achieved. Proved undeveloped reselVes. Proved undeveloped oil and gas I8sef\l8S am resef\l8s that are expected to be recovered from new wells on uneJrilled acreage. or from existing wells whem a relatively mejor expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those dn’lIing units offsetting productive units that are reasonably certam o(production when driJled. Proved reserves for other undn11ed units can be claimed only where il can be demonstrated with certainty that there is continuity o( production from the existing productive fonnation. Under no cirwmstances shOUld estimates for proved undeveloped fBS8rveS be attributable to any acreage for which an application of fluid injection or other improved recovery technique Is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same ressNOir. certain Staff Accounting Bulletins published subsequent to the promulgation of Regulation S-X have dealt with matters relating to the application of financial accounting and disclosure rules for oil and gas producing activities. In particular, the following interpretations extracted from Staff Accounting Bulletins set forth the Commission staffs view on specific questions pertaining to proved oil and gas reserves. Economic producibility of estimated proved fBsetveS can be supported to the satisfaction of the Office of Engineering if geological and engineering data damonstrate iWth reasonable certainty that those reserves can be recovered In future yesrs under existing economic and operating conditions. The relative importance of Ihe many pieces of geological and engineering data which should be evaluated When classifying reserves cannot be identified in advance. In certain instances, proved reserves may be assigned to reservoirs on the basis of a combination of electrical and other type logs and C018 analyses which indicate the reservoirs ar8 analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a fOmfation test. (extracted from SAEJ.35) In detennining Whether ·proved undeveloped reserves · encompass aCl’8age on which fluid injection (or other improved mcovety technique) is contemplated. is it appropriate to distinguish between (I) fluid injection used for pf8ssure maintenance during the early life of a field and (il) fluid injection used to effect secondary fBCOVSry when a field Is in the late siages of depletion? ... The Offtee of Engineering believes that the distinction /dentified in the above question may be appropriate in a few limited circumstances, such as in the case of certain fields in the North Sea. The staff will review estimates of proved f8serves attributable to fluid injection in the light of the strength of the evidence presented by the teglstrant in support ofa contention that enhanced recovery wilt be achieved. (extracted (rom SAEJ.3S) Companies should report reSefYBS of natural gas liquids which are net to their leasehold interest, i.e., that portion recovered in a processing plant and allocated to the leasehold interest. It may be appropriate in the case of natural gas liquids not clearly attributable to leasehold interests ownership to R\IOEA SCOTT Co,wANY PETROLEUM CONSULmNfS

El Paso Production Company
January 28, 2009
Page 4

follow instruction (b) of Item 2(b)(3) of Regulation S-K and report such reserves separately and describe the nature of the ownership. (extracted from SAB-35)

The staff believes that since coalbed methane gas can be recovered from coal in its natural and original location, it should be included in proved reserves, provided that it complies in all other respects with the definition of proved oil and gas reserves as specified in Rule 4-10(a)(2) including the requirement that methane production be economical at current prices, costs, (net of the tax credit) and existing operating conditions. (extracted from SAB-85)

Statements in Staff Accounting Bulletins are not rules or interpretations of the Commission nor are they published as bearing the Commission's official approval; they represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

Audit Procedure and Opinion

As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information a reserves audit is defined as "the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed, (2) the adequacy and quality of the data relied upon, (3) the depth and thoroughness of the reserves estimation process, (4) the classification of reserves appropriate to the relevant definitions used, and (5) the reasonableness of the estimated reserve quantities."

In performing our audit, we have relied upon data furnished by El Paso with respect to property interests owned, production and well tests from examined wells, historical costs of operation and development, product prices, geological structural and isopach maps, well logs, core analyses, and pressure measurements. These data were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. Our audit included such tests and procedures as we considered necessary under the circumstances to render the conclusions set forth herein.

In our opinion, El Paso's estimates of future reserves for the audited properties were prepared in accordance with generally accepted petroleum engineering and evaluation principles for the estimation of future reserves as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, and we found no bias in the utilization and analysis of data in estimates for these properties. In general, we were in reasonable agreement with El Paso's estimates of remaining proved reserves for the properties which we audited; however, in certain cases there was more than an acceptable variance in El Paso's estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to El Paso when its reserve estimates were prepared. In these cases, El Paso revised its estimates to conform to our estimates. As a consequence, it is our opinion that the data presented herein for the properties that we audited fairly reflect the estimated net reserves owned by El Paso.

Certain technical personnel of El Paso are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

EI Paso Production Company January 28, 2009 Page 5 Other Properties Other properties, as used herein, are those properties of EI Paso which we did not audit. The reserves attributable to the other properties account for 27.5 percent of the lotal net remaining liquid hydrocarbon reserves and 19.5 percent of the lotal net remaining gas reserves. The same technical personnel of EI Paso prepared the reserve estimates for the properties that we audited and for the other properties. Reserves Estimates The reserves for the properties that we audited were estimated by performance methods or the volumetric method. The reserves estimates by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical data to establish a definitive trend or where Ihe use of production performance data as a basis for the reserves estimates was considered 10 be inappropriate and the volumetric data were adequate for a reasonable estimate. The reserves presented herein, as estimated by EI Paso and audited by us, are estimates only and should not be construed as being exact quanlilies. Moreover, estimates of reserves may increase or decrease as a result of future operations. General In general, the reserve estimates for the properties that we audited are based on data available through December, 2008. Gas imbalances, if any, were not laken into account in the gas reserve estimates aUdited. Neither we nor any of our employees have any interest in the subject properties. and neither Ihe employment 10 do this work nor the compensation is contingent on our estimates of reserves for the properties which were audited. This report was prepared for the exclusive use of EI Paso Production Company. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service. Very truly yours. ~4A22L Jeffrey D. Wilson. P.E. Senior Vice President JDW/sm , AYDER SCOTT <QMPANY P€TAOl.l:UM (O~SUliANTS